Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated December 18, 2014 pertaining to the Landmark Infrastructure Partners LP 2014 Long-Term Incentive Plan of our report dated August 6, 2014, with respect to the balance sheet of Landmark Infrastructure Partners LP dated July 28, 2014 and our report dated August 6, 2014 with respect to the combined financial statements and schedule of Landmark Infrastructure Partners LP Predecessor included in its registration statement (Form S-11, No. 333-199221) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

December 17, 2014